Exhibit 99.1
FOR IMMEDIATE RELEASE

James R. Reske Hired as Executive Vice President and Chief Financial Officer of First Commonwealth Financial Corporation

Indiana, PA., (April 10, 2014) - First Commonwealth Financial Corporation (NYSE:FCF) today announced the hiring of James R. Reske as Executive Vice President and Chief Financial Officer. In this role, Mr. Reske will report directly to T. Michael Price, President & CEO of First Commonwealth Financial Corporation, and will serve as a member of First Commonwealth’s executive leadership team. Mr. Reske will assume responsibility for all financial functions of the organization, including oversight of the company’s accounting policies, regulatory and tax reporting, budgeting and forecasting, treasury management and investor relations activities.

“We are pleased to welcome Jim Reske to First Commonwealth,” noted T. Michael Price. “The depth and diversity of Jim’s financial, legal, and investment banking experience will provide a critical strategic perspective as we work to grow our organization and achieve best-in-class performance.”

In accepting the position as Chief Financial Officer, Mr. Reske noted, “First Commonwealth is a strong and well-regarded brand throughout the markets it serves, and I have long admired the organization. I look forward to working with Mike, executive management, and the entire First Commonwealth team to ensure that the organization continues on the path of realizing its full potential.”

Prior to joining First Commonwealth, Mr. Reske served as Executive Vice President, Chief Financial Officer, and Treasurer at United Community Financial Corporation in Youngstown, Ohio. In this capacity, Mr. Reske directed all financial and accounting activities for the corporation and oversaw the institution’s retail and information technology divisions.

Mr. Reske’s financial services career includes investment banking roles within the Financial Institutions Groups at Keybanc Capital Markets, Inc. in Cleveland, Ohio and at Morgan Stanley & Company in New York. Mr. Reske also provided expertise and counsel to financial institutions and other organizations on mergers and acquisitions and capital markets activities as an attorney at Wachtell, Lipton, Rosen & Katz, as well as at Sullivan & Cromwell.

Earlier in his career, Mr. Reske worked at the Board of Governors of the Federal Reserve System in Washington, DC and at the Federal Reserve Bank of Boston.

Mr. Reske earned his Juris Doctor from Georgetown University Law Center in Washington, DC. He is a Chartered Financial Analyst, and received a master’s degree in International Business and a combined bachelor’s/master’s degree in Communication from The Ohio State University in Columbus, Ohio.

The naming of James Reske as Executive Vice President and Chief Financial Officer follows the November 2013 announcement of the planned retirement of Robert E. Rout.

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About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation, headquartered in Indiana, Pennsylvania, is a financial services company with $6.2 billion in total assets and 110 banking offices in 15 counties throughout western and central Pennsylvania. First Commonwealth provides a full range of commercial banking, consumer banking, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency.

Media Contact

Richard J. Stimel, Vice President / Corporate Communications & Investor Relations, at 724-349-7220